NEWS RELEASE

FOR IMMEDIATE RELEASE

ThermoView Industries, Inc. Reports Profitability Strategies for 2005

LOUISVILLE, Ky. (April 11, 2005) -- ThermoView Industries, Inc. (AMEX: THV), which designs, manufactures and markets home improvements under the brand name "THV: America's Home Improvement Company," today made announcements about its newest retail location, debt restructuring with its lenders and a deal with Crutchfield Capital Corporation to locate alternative financing. All three developments are calculated to aid ThermoView achieve its goal of sustained, long-term growth.

          On March 28, 2005, ThermoView began operations for its newest THV Model Store in Barboursville, West Virginia. ThermoView CEO Charles L. Smith stated, "The THV Model Store program represents our efforts to expand into smaller, attractive markets with streamlined retail locations. We believe these low overhead, THV home improvement stores providing our discounted top-of-the-line products to strategic market segments could be the standard for how THV achieves continuous growth." Smith continued, "This newest store, serving the Greater Huntington, West Virginia market, should provide us valuable experience in further testing our model store prototype and demographic strategy, as well as laying the foundation for a wider THV footprint expanding in new directions and new markets."

          On March 31, 2005. ThermoView reached agreements with its lenders to restructure payment arrangements such that principal payments will not resume until February 28, 2006. Including other terms in the restructure agreements, ThermoView will save approximately $1.75 million in free cash flow over the next year. Smith said that ThermoView intends to use these savings to reduce payables accumulated over the seasonally slow winter months and to fund expansion of the THV model store program. The completed restructuring also established new minimum EBITDA covenants. Smith stated that these new covenants "will afford us more realistic goals going forward." ThermoView directs investors to its SEC filing of April 6, 2005 for more specific details of these agreements.

          On April 7, 2005, ThermoView executed an agreement with Crutchfield Capital Corporation of Houston, Texas, to locate additional or alternative financing for its operations. Smith explained, "Crutchfield Capital has significant experience in placing a variety of forms of capital into companies like ours and should prove instrumental in developing new financial options for our future. Crutchfield Capital will be working with us closely to explore the capital markets and reviewing all of our financing options." Smith further indicated that ThermoView's agreement with Crutchfield Capital requires only a small initial investment and will not result in any further obligations unless and until suitable financing is located.

          Smith said that he expects in the near future further press releases regarding the THV Model Store program, including new openings, and a possible update of ThermoView's exploration of the capital markets.

About ThermoView Industries, Inc.

          ThermoView is a national company that designs, manufactures, markets and installs high-quality replacement windows and doors as part of a full-service array of home improvements for residential homeowners. ThermoView's common stock is listed on the American Stock Exchange under the ticker symbol "THV." Additional information on ThermoView Industries is available at http://www.thv.com .

About Crutchfield Capital Corporation

          Crutchfield Capital Corporation is a private investment banking firm which provides corporate finance services to middle market companies. Services provided include raising private debt and equity capital; arranging mergers, acquisitions and divestitures; valuing businesses and corporate securities; expert witness testimony; and general advisory services related to a variety of financial matters. Since its founding in 1991, Crutchfield Capital has raised in excess of $400 million for over 60 companies in a wide range of industries throughout the United States, and has successfully represented a number of companies in the sale of their business, or in the purchase of another. Additional information is available at http://www.crutchfieldcapital.com.

Safe Harbor Statement

          Statements in this news release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expect," "intends," "believes," "plans," "anticipates" and "likely" also identify forward-looking statements. All forward-looking statements are based on current facts and analyses. Actual results may differ materially from those currently anticipated due to a number of factors including, but not limited to our history of operating losses, anticipated future losses, competition, future capital needs, the need for market acceptance, dependence upon third parties, disruption of vital infrastructure, general economic downturn and intellectual property rights. All forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

Contacts:

David A. Anderson, Chief Financial Officer, ThermoView Industries, Inc., 502-968-2020.